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                       December 7, 2022

       Arjun Sharma
       Chief Financial Officer
       CIRCOR International, Inc.
       30 Corporate Drive, Suite 200
       Burlington, MA 01803-4238

                                                        Re: CIRCOR
International, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Form 10-Q for the
Fiscal Quarter Ended July 3, 2022
                                                            Form 8-K furnished
September 30, 2022
                                                            File No. 001-14962

       Dear Arjun Sharma:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Manufacturing